Exhibit 99.1

PRESS RELEASE

Contact:

Derek Cole

Vice President, Investor Relations

720.540.5367

dcole@allos.com

Allos Therapeutics Reports Interim Response and Safety Data from

Pivotal Phase 2 PROPEL Trial

29% of First 65 Evaluable Patients Experienced Either a

Complete or Partial Response

Westminster, Colorado, May 15, 2008 — Allos Therapeutics, Inc. (Nasdaq: ALTH) today reported interim response and safety data from the Company’s pivotal Phase 2 PROPEL trial of PDX (pralatrexate) in patients with relapsed or refractory peripheral T-cell lymphoma (PTCL).  The Company will host a conference call at 9:00 a.m. Eastern, today, May 15, 2008, to review the data.

Twenty-nine percent (n=19) of the first 65 evaluable patients enrolled in the trial experienced either a complete or partial response, as assessed by central independent oncology review.  Forty-five percent (n=29) of the first 65 evaluable patients experienced either a complete or partial response, as assessed by the PROPEL investigators.  Patients are considered evaluable if they received at least one dose of PDX and their diagnosis of PTCL has been confirmed by independent review.  The median duration of response for these patients cannot be estimated at this time due to the current length of follow up.  The most common drug related grade 3/4 adverse events were mucositis and thrombocytopenia, which were observed in 14% and 23% of patients, respectively. Patients received a median of three prior treatment regimens.

“We are pleased to share these interim data as we continue to evaluate the clinical utility of PDX in patients with relapsed or refractory peripheral T-cell lymphoma,” said Pablo J. Cagnoni, M.D., Chief Medical Officer of Allos. “We believe PDX, a unique antifolate rationally designed for improved cancer cell uptake and retention, has the potential to offer a new treatment option for patients with this challenging disease. We look forward to reporting top line results of the trial by the end of this year.”

“The PROPEL trial is the largest prospectively designed single-agent trial conducted to date focused on patients with relapsed or refractory peripheral T-cell lymphoma,” said Owen O’Connor, M.D. Ph.D., Director Lymphoid Development and Malignancy Program and Chief of the Lymphoma Service at the Irving Comprehensive Cancer Center at Columbia University Medical Center, and Principal Investigator of the PROPEL trial.  “PDX’s pre-clinical and clinical profile to date suggest that it has the potential to provide therapeutic benefit to patients with this challenging disease for which there are currently no approved treatments.”

The Company completed patient enrollment in the PROPEL trial in April 2008 and expects to report top line results of the trial by the end of 2008.  Following its review of the trial results, the Company intends to submit a New Drug Application for PDX as a treatment for patients with relapsed or refractory PTCL as expeditiously as possible.

PROPEL (Pralatrexate in patients with Relapsed Or refractory PEripheral T-cell Lymphoma) is a pivotal Phase 2, international, multi-center, open-label, single-arm trial that enrolled more than 100 evaluable patients with relapsed or refractory PTCL who progressed after at least one prior treatment.  Patients receive 30 mg/m2 of PDX once every week for six weeks followed by one week of rest per cycle of treatment.  The treatment regimen also includes vitamin B12 and folic acid supplementation.  The primary endpoint of the trial is objective response rate (complete and partial response), which will be assessed by central independent oncology review.  Duration of response is the key secondary endpoint. All patients enrolled in the trial will continue to be followed for long-term survival.

The PROPEL trial was initiated in August 2006.   In accordance with the PROPEL trial protocol, three pre-planned interim analyses of safety data and one pre-planned interim analysis of response data were previously conducted. In January, September and December 2007, the Company announced that an independent data monitoring committee (DMC) completed interim analyses of safety data from the first 10, 35 and 65 evaluable patients who completed at least one cycle of treatment with PDX, respectively, and recommended that the trial continue per the protocol at each analysis. No major safety concerns were identified by the DMC. In September 2007, the Company announced that the results of the interim analysis of patient response data exceeded the pre-specified threshold for continuation of the trial, which required a minimum of four responses (complete or partial) out of the first 35 evaluable patients, as determined by independent oncology review.

The PROPEL trial is being conducted under an agreement reached with the United States Food and Drug Administration (FDA) under its Special Protocol Assessment (SPA) process. The SPA process allows for FDA evaluation of a clinical trial protocol intended to form the primary basis of an efficacy claim in support of a new drug application (NDA), and provides an agreement that the trial design, including trial size, clinical endpoints and/or data analyses are acceptable to the FDA.  The response rate, duration of response and safety profile required to support FDA approval are not specified in the PROPEL trial protocol and will be subject to FDA review.

The FDA granted orphan drug designation and fast track designation to PDX for the treatment of patients with T-cell lymphoma in July 2006 and September 2006, respectively. In April 2007, the Commission of the European Communities, with a favorable opinion of the Committee for Orphan Medicinal Products of the European Medicines Agency, or EMEA, granted orphan medicinal product designation to PDX for the treatment of patients with PTCL.

Conference Call

The Company will host a conference call to review the PROPEL 65-patient interim data on Thursday, May 15, 2008, at 9:00 a.m. ET. The dial in number for U.S. residents to participate is 800-762-8973 International callers should dial 480-629-9041. Participants should reference the Allos Therapeutics conference call.

Webcast

The Company will hold a live webcast of the conference call. The webcast will be available from the homepage and the investors/media section of the Company’s web site at www.allos.com and will be archived for 30 days.

Conference Call Replay

An audio replay of the conference call will be available from approximately two hours after completion of the call through Friday, May 30, 2008. To access the replay, please dial 800-406-7325 (domestic) or 303-590-3030 (international).  The replay pass code is 3878869#.

About Peripheral T-cell Lymphoma

Peripheral T-cell lymphomas, or PTCLs, are a biologically diverse group of blood cancers that account for approximately 10% to 15% of all cases of non-Hodgkin’s lymphoma (NHL) in the United States. According to the American Cancer Society, approximately 63,000 patients are expected to be diagnosed with NHL in the United States in 2008.  The Company estimates the current annual prevalence of PTCL at approximately 9,500 patients.  There are currently no pharmaceutical agents approved for use in the treatment of either first-line or relapsed or refractory PTCL.  PTCL patients are often treated with multi-agent chemotherapy regimens, for which first-line treatment response rates range from 50%-70%.  In addition to the 30-50% of PTCL patients that do not respond to first-line treatment, a significant number of first-line multi-agent chemotherapy responders relapse or become refractory after treatment.  A study that included patients with aggressive PTCL found that the average five-year survival for those patients was approximately 25%.

About PDX (pralatrexate)

PDX is a novel, small molecule chemotherapeutic agent that inhibits dihydrofolate reductase, or DHFR, a folic acid (folate)-dependent enzyme involved in the building of nucleic acid, or DNA, and other processes. PDX was rationally designed for efficient transport into tumor cells via the reduced folate carrier, or RFC-1, and effective intracellular drug retention. The Company believes these biochemical features, together with preclinical and clinical data in a variety of tumors, suggest that PDX may have a favorable safety and efficacy profile relative to methotrexate and other related DHFR inhibitors.

About Allos Therapeutics, Inc.

Allos Therapeutics is a biopharmaceutical company focused on developing and commercializing innovative small molecule drugs for the treatment of cancer. The Company’s lead product candidate, PDX (pralatrexate), is a novel antifolate currently under evaluation in a pivotal Phase 2 (PROPEL) trial in patients with relapsed or refractory peripheral T-cell lymphoma. The PROPEL trial is being conducted under an agreement reached with the U.S. Food and Drug Administration under its special protocol assessment, or SPA process. The Company is also investigating PDX in patients with non-small cell lung cancer and a range of lymphoma sub-types.  The Company’s other product candidate is RH1, a targeted chemotherapeutic agent currently under evaluation in a Phase 1 trial in patients with advanced solid tumors or non-Hodgkin’s Lymphoma (NHL). For additional information, please visit the Company’s website at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include statements regarding the potential for PDX to offer a new treatment option for patients with relapsed or refractory PTCL, the Company’s projected timeline for reporting top line results from the PROPEL trial, the Company’s intent to submit a New Drug Application for PDX as a treatment for patients with relapsed or refractor PTCL following its review of the trial results, the potential safety and efficacy profile of PDX relative to methotrexate and other related DHFR inhibitors; and other statements that are other than statements of historical facts.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, among others: that the Company may experience delays in the completion of the PROPEL trial, whether caused by adverse events, regulatory issues or other factors; that the PROPEL trial may not demonstrate that PDX is both safe and effective for the treatment of patients with relapsed or refractory PTCL; that the results of the PROPEL trial may not support an application for marketing approval in the United States or any other country; that an application for marketing approval may not be accepted for priority review or at all by the FDA or any other regulatory authority; and that the Company may lack the financial resources and access to capital to fund future clinical trials for PDX or any of its other product candidates.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in the Company’s other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release.  All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: The Allos logo is a trademark of Allos Therapeutics, Inc.

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